Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT OF

TIMOTHY L. MURRAY

This Second Amendment (the “Second Amendment”), dated November 24, 2014, to the Employment Agreement dated March 7, 2012, as amended (the “Agreement”) is made by and among K12 Services Inc., a Delaware corporation (together with any successor thereto, the “Company”), K12 Inc., a Delaware Corporation (“Parent”) and Timothy L. Murray (“Executive”) (collectively referred to herein as the “Parties”).

WHEREAS, the Company and Executive, with the approval of the Compensation Committee (the “Committee”) of Parent, have agreed to amend certain terms related to Executive’s resignation from the Company for Good Reason;

NOW THEREFORE, the Agreement is amended and affirmed as follows:

1.                                      Section 8(d) of the Agreement is amended and restated as follows:

(d)                                 Good Reason.  “Good Reason” shall mean:

(i)                                     a material breach by the Company or Parent of the terms of this Agreement, or any other equity or compensation written agreement between the Company or Parent and Executive, including, but not limited to, the failure of the Company to make any material payment or provide any material benefit specified under this Agreement,

(ii)                                  any material adverse change in the nature or scope of Executive’s authority, duties or responsibilities;

(iii)                               the failure of the Company to continue Executive in the position of President and Chief Operating Officer;

(iv)                              any reduction in Executive’s Salary (other than a proportional reduction as part of a generalized reduction in the base salaries of senior management of the Company not to exceed five-percent (5%) of Annual Base Salary then in effect); or

(v)                                 the relocation of the site of Executive’s principal place of employment by a distance in excess of fifty (50) miles;

provided, however, that Executive may not resign his employment for Good Reason unless: (x) Executive provided the Company with at least thirty (30) days prior written notice of his intent to resign for Good Reason (which notice must be provided within sixty (60) days following the date on which Executive has knowledge of the occurrence of the event(s) purported to constitute Good Reason); and (y) the Company has not remedied the alleged violation(s) within the thirty (30) day period.

Notwithstanding the foregoing, the Parties agree that Executive shall not resign his employment for Good Reason pursuant to Section 8(d)(ii) or (iii) set forth above before July 15, 2015. The Parties agree further that if (i) Executive provides Company prior written notice of his intent to resign for Good Reason between July 15, 2015 and August 15, 2015, (ii) Company is provided with at least thirty (30) days to remedy such condition and does not remedy the condition within such thirty (30) day period, and (iii) Executive’s termination of employment occurs no later than September 15, 2015, then Executive shall be entitled to the Additional Severance Benefits set forth in the Second Amendment.  If Executive does not provide a notice of intent to resign for Good Reason between July 15, 2015 and August 15, 2015, Executive agrees to forego the Additional Severance Benefits set forth below, to accept the position and duties for Executive that exist as of September 15, 2015, and not to claim thereafter resignation for Good Reason under Section 8(d)(ii) or (iii) above as a result of events, circumstances or conditions that exist or have occurred as of or prior to September 15, 2015.

2.                                      Additional Severance Benefits.  If Executive’s Date of Termination shall occur between July 15, 2015 and September 15, 2015, upon Executive’s resignation from the Company for Good Reason pursuant to Section 3(a)(vi) of the Agreement, then, subject to Executive signing the Release in accordance with Section 4(b) of the Agreement, and Executive’s continued compliance with the Confidentiality Agreement (as defined in the Agreement), in addition to the other severance benefits provided for in Section 4(b) of the Agreement, (i) any unvested stock options that otherwise would have vested within one (1) year following Executive’s Date of Termination date shall immediately accelerate and vest; and (ii) the restrictions on Executive’s Restricted Common Stock shall automatically lapse and shall immediately accelerate by either six (6), twelve (12) or eighteen (18) months, depending upon the achievement of certain financial performance objectives for the FuelEd business and product development objectives, in each case as reasonably determined by the Chief Executive Officer and the Committee. The Executive acknowledges that no further accelerated vesting shall apply except as provided in this Section 2. The Executive further acknowledges that the Company’s previous grant of Restricted Common Stock for FY 2015 that is unearned and unvested as of the execution date of this Second Amendment, remains subject to the attainment of the performance criteria established by the Committee.

3.                                      All capitalized terms defined in this Second Amendment shall have the same defined meanings as set forth in the Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

COMPANY

By:	/s/ Nathaniel A. Davis
Nathaniel A Davis
Chief Executive Officer

PARENT

By:	/s/ Nathaniel A. Davis
Nathaniel A. Davis
Chief Executive Officer

EXECUTIVE

By:	/s/ Timothy L. Murray
Timothy L. Murray